Exhibit 10.1

P O Box 537012 Sacramento CA 95853-7012

Terry L. Hall	Tel:916-351-8606
Chairman, President and	Fax:916-351-8668
Chief Executive Officer	Terry.Hall@GenCorp.com

April 12, 2005

Mr. Philip W. Cyburt
Cyburt Hall Partners, LLC
444 S. Flower Street
Suite 2500
Los Angeles, California 90071

Dear Phil:

I am very excited by the prospect of your joining our team. I believe you will make a significant contribution to the success of our business. On behalf of GenCorp Inc., I am delighted to offer you the position of Chief Executive Officer — Real Estate. In this position, you will report directly to me.

In this position, you will be devoting 50% of your time and professional energies to GenCorp, including spending portions of your time in the Company’s Sacramento, California offices. I expect you to perform a critical role in the organization, building and managing a team to develop and create value from the Company’s real estate holdings. I will look to you for leadership in creating programs and plans needed to continue to grow our Real Estate business.

This offer is contingent upon your written acceptance of the position under the following terms of employment:

•	Start Date. Your employment with the Company will commence effective April 1, 2005 (“employment date”).

•	Salary. Your monthly salary will be $25,000. In addition, the Company will reimburse you for approved business expenses. You will not be eligible for incentive bonuses.

•	Term. Your period of employment will be for three (3) years, subject to (i) termination by the Company for Cause (as defined below), and (ii) early termination by either party as provided below. This letter agreement is subject to termination by either you or the Company, for any reason or no reason, on the first or second anniversary of your employment date, upon thirty (30) days’ prior written notice. No salary will be paid after the effective date of such termination.

•	Stock Appreciation Rights. As soon as practicable following your employment date, you will be granted Fifty Thousand (50,000) Stock Appreciation Rights (SARs) pursuant to the GenCorp 1999 Equity and Performance Incentive Plan, subject to approval by the Organization & Compensation Committee of the Board of Directors. The SARs will vest on the first anniversary of your employment date, presuming that you remain in the continuous employ of the Company during that period. The term during which any vested SARs will be exercisable will be determined as follows:

Period of Continuous Employment	Term of SARs

1 Year	3 Years from Date of Grant

2 Years	6 Years from Date of Grant

3 Years	10 Years from Date of Grant

While you will not be a corporate officer of GenCorp Inc., I anticipate that you will be considered to be an “executive officer” of the Company for purposes of reporting under Section 16 of the Securities Exchange Act of 1934.

•	401(k). You will be eligible to participate in the GenCorp Retirement Savings Plan. The plan provides a 100% matching contribution up to the first three-percent of your contributions to the plan and a 50% match on your next three-percent of contributions. All Company-matching contributions vest immediately and are initially invested in the GenCorp Stock Fund.

•	Benefits Restoration Plan. You will also participate in the Company’s Benefits Restoration Plan with respect to 401(k) benefits. This plan will allow you to continue 401(k) contributions and be credited with matching contributions that you would otherwise lose because of certain Internal Revenue Code limitations on participation in the 401(k) plan.

•	Pension. You will not be eligible to participate in the Company’s defined benefit pension plan.

•	Flexible Benefits. GenCorp offers a flexible benefits program that provides a number of benefit levels and options from which to choose. These options include, but are not limited to:

•	Comprehensive health insurance
•	Dental insurance
•	Life insurance
•	Accidental death and dismemberment insurance
•	Long-term disability insurance

Some of these coverages require employee contributions and some are voluntary.

•	Vacation. Since you will only be devoting half of your time to the Company, you will not be entitled to paid vacation.

GenCorp offers a drug-free work environment. It is the policy of GenCorp that all offers of employment are contingent upon successfully passing a pre-employment alcohol and drug screen test.

This employment offer is contingent upon reference checks and a background investigation satisfactory to the Company.

For purposes of this letter agreement, “Cause” means: (a) conviction of the employee for (i) any crime constituting a felony in the jurisdiction in which committed, (ii) any crime involving moral turpitude (whether or not a felony), or (iii) any other criminal act against the Company involving dishonesty or willful misconduct (whether or not a felony) or (b) willful malfeasance or gross misconduct by the employee which damages the Company; provided, however, that the Company shall not be deemed to have Cause pursuant to clause (b) unless the Company gives the employee written notice that the specified conduct or event has occurred and the employee fails to cure the conduct or event within thirty (30) days after receipt of such notice.

This letter agreement incorporates all of the elements of our employment offer, subject to the more definitive terms of the GenCorp Human Resources policies and employee benefit plans. There are no other terms or conditions of employment, and your acceptance of this offer acknowledges that no one provided additional promises or incentives for you to accept employment with GenCorp. Summary descriptions of the GenCorp employee benefit plans are available upon request.

To indicate your agreement with the above terms of your employment offer, please sign below and return one copy of this letter to me in the enclosed return envelope.

Sincerely,

/s/ Terry L. Hall
Terry L. Hall

Accepted this 12th day of April 2005

Signature:	/s/ Philip W. Cyburt
Philip W. Cyburt